Exhibit 10.11

August 28, 2013

Mr. Jason Matlof

[PRIVATE ADDRESS]

Dear Jason:

I am pleased to confirm the offer for you to join A10 Networks, Inc., a California corporation (the “Company”), as Vice President Global Marketing, based out of our San Jose Headquarters. This is a full-time regular position reporting to Lee Chen, CEO/President. As a key member of the Executive Management Team, you will have primary responsibility to create and lead enterprise-wide, integrated marketing plans to significantly and quickly grow scalable marketing platforms that support a global presence and reinforce the overall corporate positioning.

Your starting salary will be at a rate of $250,000 per year, payable in accordance with the company’s payroll schedule. You will also be eligible to participate in the Company’s Incentive Bonus Plan at an on target rate equal to thirty five percent (35%) base pay compensated in accordance with the 2013 Corporate Incentive Plan and completion of mutually agreeable objectives set between you and your manager.

You will also be granted options to purchase 700,000 shares of the Company’s Common Stock, pending approval by the Company’s Board of Directors and subject to the terms and conditions of the Company’s 2008 Stock Plan. Generally speaking, those terms will include, among other things, vesting of 1/4 of the shares on your first year anniversary date, and an additional 1/48th of the shares at the end of each additional month thereafter. However, the vesting of your options will be subject to a special acceleration of fifty percent (50%) of the then unvested shares if your employment is terminated (other than for cause) or “constructively terminated” upon or at any time following a change of control. For this purpose, constructive termination shall mean (a) a reduction in your base salary and/ or bonus, other than a reduction that is part of a general reduction of salaries and/or bonuses of personnel at your level, (b) a material reduction in your responsibility or authority, or (c) a requirement to relocate, except for relocations within 20 miles of the Company’s current offices.

You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The effective date of medical, dental and vision insurance is the 1st of the month following your start date. If your start date is on the 1st of the month, benefits will be effective on that date.

Your employment will be subject to your execution of the Company’s standard form of Employee Agreement (relating to non-disclosure of confidential information and assignment of inventions to the Company), and successful completion of any outstanding reference and background checks.

Memorandum

July 28, 2013

Your Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

If this offer meets your approval, please confirm your acceptance by signing a copy of this letter below and confirming your start date. This offer is valid for two (2) business days following your receipt of this letter; and assumes a proposed start date of September 16, 2013.

I look forward to a favorable reply and to welcoming you to A10 Networks, Inc.

Sincerely,

/s/ Ruth Welch

Ruth Welch
Senior Director Human Resources

Acknowledged and accepted:

/s/ Jason Matlof
Jason Matlof

Date:	8/28/13

Start Date:	Week of Sept 16th, 2013